EXHIBIT 99.1

Houston Wire & Cable Company Completes Sale of Southwest Wire Rope Division

HOUSTON, March 15, 2021 (GLOBE NEWSWIRE) -- Houston Wire & Cable Company (Nasdaq: HWCC) today announced that it completed the sale of its Southwest Wire Rope business, a leading provider of lifting slings and wire rope and rigging products, for a purchase price of $5 million, subject to a working capital adjustment. The sale excluded approximately $2.9 million of trade accounts receivable, which HWCC retained. HWCC used the net sales proceeds of approximately $3.4 million to further reduce revolver debt.

James L. Pokluda III, HWCC President & CEO commented, “We are pleased that we were able to complete the sale of Southwest Wire Rope and, as communicated in prior releases, applied all sale transaction proceeds towards the reduction of debt. The company has made remarkable revolver debt reduction progress over the last twelve months. Including the $3.4 million received, and collection of the estimated $2.9 million of trade accounts receivable, we estimate proforma revolver debt to be $15.4 million, which is a reduction of $70.5 million versus the close of the first quarter 2020.”

About the Company

With 45 years’ experience in the industry, Houston Wire & Cable Company, an industrial distributor, is a large provider of products in the U.S. market. Headquartered in Houston, Texas, the Company has sales and distribution facilities strategically located throughout the United States.

Standard stock items available for immediate delivery include continuous and interlocked armor cable; instrumentation cable; medium voltage cable; high temperature wire; portable cord; power cable; primary and secondary aluminum distribution cable; private branded products, including LifeGuard™, a low-smoke, zero-halogen cable; and corrosion resistant fasteners, hose clamps, and rivets.

Comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized online ordering capabilities and 24/7/365 service.

Source: Houston Wire & Cable Company

CONTACT:

Eric W. Davis
Chief Financial Officer
Direct: 713.609.2177
Fax: 713.609.2168
edavis@houwire.com